Exhibit 10(ii)(d)

FOURTH AMENDMENT TO
COINSURANCE AGREEMENT

THIS FOURTH AMENDMENT TO COINSURANCE AGREEMENT (“Amendment”), effective as of Aug 31, 2015 amends that certain Coinsurance Agreement, effective August 1, 2013 (the “Agreement”), by and between MEMBERS LIFE INSURANCE COMPANY (the “Company”) and CMFG LIFE INSURANCE COMPANY (“Reinsurer”).

WHEREAS, the parties wish to amend the terms of the Agreement to (i) limit policies falling within the scope of the Agreement to the MEMBERS Zone annuity product, and (ii) revise the investment guidelines attached to the Agreement to increase the limits on notional amounts for equity derivatives to $1.4 billion.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained hereinafter, the parties hereto intending to be legally bound agree to amend the Agreement as follows:

Article I
Amendment to the Agreement

1.1
Section 1.2 is replaced with the following new Section 1.2. All references to Section 1.2, including the term “Company’s Separate Account” shall be deemed a reference to this Section 1.2 and definition.

““Company’s Separate Account” shall mean the insulated, non-unitized separate account established and maintained by the Company pertaining to the Reinsured Policies.”

1.2
Section 1.8 of the Agreement shall be deleted in its entirety and replaced with the following new Section 1.8 and references to the term “Monthly Accounting Period” shall be deemed a reference to the “Quarterly Accounting Period” provided below:

““Quarterly Accounting Period” means a quarterly accounting, or more frequently as mutually agreed upon by the parties, prepared in accordance with Iowa SAP and prepared by the Company in accordance with the provisions of Article VI hereof.”

Additionally, any references to reports, payments or settlements in the Agreement being made or issued on a monthly basis shall be revised to allow for such reports, payments or settlements to be issued or made on a quarterly basis, or as more frequently agreed to by the parties.

1.3	Section 1.10 is replaced with the following new Section 1.10. All references to Section 1.10, including the term “Reinsured Policies” shall be deemed a reference to this Section 1.10 and definition.

““Reinsured Policies” shall mean all (i) policies and annuity contracts classified by the Company as MEMBERS Zone annuity products, including any amendments, riders or endorsements attached thereto and any reinstatements thereof, and (ii) all Supplementary Contracts, in each case issued, written or exchanged by the Company on or following the Effective Date and through the termination date of this Agreement.”

1.4	Amendment to Exhibit A. The investment guidelines attached as Exhibit A to the Agreement are hereby replaced in their entirety with the investment guidelines attached hereto.

Article II
Miscellaneous

2.1
This Amendment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

2.2
This Amendment shall in all respects be governed by, and construed in accordance with, the laws of the State of Iowa, including all matters of construction, validity and performance, without regards to its conflict of law provisions.

2.3
Except as otherwise expressly provided herein, this Amendment does not alter, amend or modify the terms of the Agreement, and all terms of the Agreement, as modified herein, remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Fourth Amendment to Coinsurance Agreement to be executed by their duly-authorized representatives and to be effective on the date first set forth above.

EXHIBIT A

Investment Guidelines CMFG Life Insurance Company
Members Zone Separate Account

Members Zone Separate Account Limits
Broad Asset Class	Asset Class	Minimum	Maximum	Position Size Limit % of Portfolio
Near Risk-Free		2%	100%
Corporate	Cash Government Public – Investment Grade Private – Investment Grade Public – High Yield Private – High Yield	1% 0% 20% 20% 0% 0% 0%	100% 100% 80% 80% 20% 10% 10%	5% 5% 2% 2%

Other Credit	Mortgage Loan Municipal	0% 0% 0%	30% 30% 0	5% -

Structured Credit	Agency MBS* ABS** CMBS*** CLO**** Legacy Structured	0% 0% 0% 0% 0% 0%	50% 50% 20% 20% 20% 0%	10% 2% 2% 2% -

Equity or Near- Equity	Real Estate Alternative – Mezzanine Alternative – Private Equity Public Equity	0% 0% 0% 0% 0%	5% 0% 0% 0% 5%	- - - 5%

*A pass-through security or unleveraged CMO class.
**A generic unleveraged ABS structure whose underlying collateral may consist of credit cards or auto loans. It will have an S&P rating of AA or better (or the equivalent Moody’s rating).
***A generic unleveraged CMBS structure backed by mortgages on commercial real estate. It will have an S&P rating of AA or better (or the equivalent Moody’s rating).
****An unleveraged CLO with an S&P rating of AA or better (or the equivalent Moody’s rating),

Derivatives

Derivatives will be limited to those hedging liability risks. Exchange-traded and over-the counter derivative instruments may be used. Risks hedged would primarily be the equity market related guarantees of the Members Zone product, but can also include rate and credit oriented exposures generally related to liability reserves. Limits on notional amounts will be no more than $1.4 billion for equity and $250 million for rate/credit. These limits will be evaluated annually and must be less than overall CMFG Life Insurance Company derivative notional limits.

EXHIBIT A

Transfer restrictions

Assets may be transferred into and out of the separate account as long as asset values exceed liability values after such transfers. Impaired securities, securities in default or assets encumbered by other agreements (modified coinsurance “segregated” assets, collateral for trusts, etc.) may not be transferred into the separate account.

Effective August 31.2015